Exhibit 10.23

Schneider National, Inc.

Long-Term Incentive Award Agreement

You have been selected to be a Participant in the Schneider National, Inc. Long-Term Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:

Value of Retention Credit:  $

THIS AGREEMENT, effective as of the Date of Award set forth above (this “Agreement”), represents the award of a Retention Credit by Schneider National, Inc. (the “Company”) to the Participant named above, pursuant to the provisions of the Plan, and is an Award Agreement, as that term is used in the Plan.

The Plan, a copy of which is attached hereto and made a part hereof as if fully set forth herein, provides a complete description of the terms and conditions governing the Retention Credit granted pursuant to this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

Section 1. Retention Credit

1.1    Grant of Retention Credit. Subject to the terms of the Plan and this Agreement, the Participant is hereby awarded a Retention Credit in the amount set forth above, subject to the vesting and mandatory deferral requirements discussed below.

1.2    Vesting of Retention Credit. The Retention Credit shall vest twenty percent (20%) per year as set forth in the following vesting schedule:

Vesting Date	Cumulative Vested Portion of the Retention Credit
First anniversary of Date of Award	20%
Second anniversary of Date of Award	40%
Third anniversary of Date of Award	60%
Fourth anniversary of Date of Award	80%
Fifth anniversary of Date of Award	100%

1.3    Form and Timing of Payment of Vested Retention Credit. Payment of any vested Retention Credit shall be made solely in cash, but subject to mandatory deferral by the Participant. Subject to Section 2.4 herein, the vested portion of the Retention Credit shall be paid out by the Company to the Participant according to the following schedule:

Payout Date	Portion of Vested Retention Credit Paid Out
March following second anniversary of date of Participant’s employment termination with the Company	100%

1.4    Crediting of Deferred Balance. Earnings on the deferred balance of the Retention Credit shall be computed by the Company using the seven (7) year Treasury bill rate plus one percent (1%). The seven (7) year Treasury bill rate shall be adjusted annually using the opening rate on the first business day on or after December 1 each year to be effective the January 1 following said date.

1.5    Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of the Participant with the Company is terminated by reason of Disability or Retirement, the unvested portion of the Retention Credit granted to the Participant pursuant to this Agreement shall immediately vest and be paid out to the Participant in accordance with the payment schedule set forth in Section 1.3 herein.

In the event the employment of the Participant with the Company is terminated by reason of death, the unvested portion of the Retention Credit granted to the Participant pursuant to this Agreement shall immediately vest and be paid out to the Participant’s beneficiaries (as designated pursuant to Section 2.2 herein) within ninety (90) days of the Participant’s date of death.

1.6    Termination of Employment for Other Reasons. In the event the employment of the Participant with the Company is terminated for any reason other than those stated in Section 1.5 above, the vested portion of the Retention Credit granted to the Participant pursuant to this Agreement shall be paid out to the Participant in accordance with the payment schedule set forth in Section 1.3 herein, while any unvested portion shall be forfeited by the Participant to the Company (unless otherwise determined by the Committee).

Section 2. Other Terms and Conditions

2.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

2.2    Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the designee of the Company during the Participant’s lifetime. Beneficiaries may be changed without notice to prior beneficiaries. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation (name, address, and relationship):

2.3    Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

2.4    Participant’s Restrictive Covenants. Without the prior written consent of the Company, which may be granted or withheld in the Company’s absolute discretion, during the term of the Participant’s employment with the Company and thereafter according to their respective provisions, the Participant hereby agrees that he shall be bound by two separate agreements entitled:

(a)	Confidentiality Agreement; and

(b)	Key Employee Noncompete and No Solicitation Agreement.

In the event the Participant violates any provision of the agreements specified in 2.4(a) or 2.4(b) above, all vested and unvested Awards, and earnings thereon, that remain outstanding shall be forfeited by the Participant to the Company.

2.5    Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.

It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

(c)	The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

(d)	This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

(e)	The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

(f)	This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Wisconsin, without giving effect to the principles of conflicts of law thereof.

(h)	The Retention Credits may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void. Further, except as otherwise determined by the Committee and provided in this Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award.

Schneider National, Inc.

By:
Steve Matheys
Chief Administration Officer

Participant

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